Exhibit 10.7

SEMPRA ENERGY

AMENDED AND RESTATED
RETIREMENT PLAN FOR DIRECTORS

Sempra Energy, a California corporation (“Sempra Energy”), maintains the Sempra Energy Retirement Plan for Directors (the “Plan”).

Sempra Energy hereby amends and restates the Plan, effective as of __________________, except as otherwise provided herein.  This amendment and restatement of the Plan is intended to comply with the requirements of Sections 409A(a)(2), (3) and (4) of the Code (as defined below) and the Treasury Regulations thereunder.  Also, the name of the Plan is hereby amended to be “Sempra Energy Amended and Restated Retirement Plan for Directors.”

Paragraph 8 of the Plan is hereby deleted, effective as of December 31, 2004.  Paragraph 8 provided that a Director’s benefits under the Plan would be offset by such Director’s benefits under the Sempra Energy Executive Security Bonus Plan (the “EBP”).  The EBP was terminated effective as of December 31, 2004 and, consequently, the offset ceased to apply.

1.

PURPOSE

The purpose of this unfunded Plan is to retain outstanding directors for Sempra Energy. A member of the Sempra Energy Board of Directors is referred to herein as a “Director.”

2.

ELIGIBILITY

Members of the Sempra Energy Board of Directors who participated in a Director Retirement Plan maintained by Pacific Enterprises, Enova Corporation or San Diego Gas & Electric (a “Prior Plan”) shall be eligible to participate in this Plan, which is a successor to the Prior Plan.

The names of the Directors participating in the Plan, each Director’s Benefit Service, and each Director’s Distribution Form under the Plan as in effect as of the date hereof, are set forth on Exhibit A hereto.  No other Director shall participate in this Plan.

3.

LUMP SUM DISTRIBUTION

A participating Director whose Distribution Form is a lump sum shall receive a lump sum benefit which is the actuarial equivalent of the benefit in paragraph 4 (exclusive of any benefit derived from retainer and/or fee increases after such Director’s Separation from Service).  Subject to Exhibit B hereto, the benefit payment shall be made to such Director within thirty (30) days following such Director’s Separation from Service.  Actuarial equivalency shall be determined using the “Gatt rate” for the calendar month preceding the calendar month in which the Director’s Separation from Service occurs.

4.

ANNUAL BENEFIT; ANNUAL BENEFIT DISTRIBUTION

A participating Director whose Distribution Form is an annual benefit shall receive an annual retirement benefit equal to the sum of (a) the then-current year’s annual base retainer for a Director (exclusive of any amount paid for committee service); and (b) the then-current fee for a Director for attending a regularly scheduled meeting of the full Sempra Energy Board of Directors in California, multiplied by 10, subject to upward adjustments if the retainer and/or meeting fee increases subsequent to the Director’s Separation from Service.  In the event that an increase occurs, the Director’s retirement benefit will be adjusted effective with the next scheduled payment.

Subject to Exhibit B, benefit payments to a participating Director whose Distribution Form is an annual benefit will start on the first day of the calendar quarter on or next following the date of such Director’s Separation from Service, provided such Director is at least age 65 on the date of such Separation from Service.  Subject to Exhibit B, in the case of an eligible Director whose Distribution Form is an annual benefit and whose Separation from Service occurs prior to age 65, such Director will start receiving benefit payments on the first day of the calendar quarter on or next following the date such Director attains age 65.  Benefits will be paid on the first day of each quarter thereafter, and will be paid for a period equal to the length of the Director’s Benefit Service.  Each quarterly payment will be one-fourth the annual retirement benefit.  There are no death benefits payable under this Plan except as provided in paragraph 5.

5.

CHANGE IN DISTRIBUTION FORM

A participating Director may elect on a one-time basis to change such Director’s Distribution Form in accordance with this paragraph 5.  The participating Director shall make such election on such form as is prescribed by the Company’s Compensation Committee.  Such election shall be irrevocable when made, and shall not take effect until at least twelve (12) months after the date on which the election is made.  Such election shall provide that the Director’s benefit shall be deferred for a period of five years from the date such benefit would otherwise have been paid (or in the case of benefits payable in installment payments treated as a single payment, five years from the date the first benefit was scheduled to be paid).  Such election shall be made in accordance with Treasury Regulation Section 1.409A-2(b).

6.

SURVIVOR BENEFITS

If a participating Director dies after the start of benefit payments, his/her beneficiary shall receive the remaining payments, if any, to which the participating Director would have been entitled but for his/her death.  If a participating Director dies prior to the start of benefit payments, his/her beneficiary will receive a benefit calculated pursuant to paragraph 3, within thirty (30) days following the participating Director’s death.  A participating Director shall designate a beneficiary on such form as is prescribed by the Company’s Compensation Committee.  In the case of a participating Director who is married, such Director may designate a non-spouse beneficiary only with the written consent of such Director’s spouse.  If a participating Director fails to designate a beneficiary, or such beneficiary predeceases such Director, such Director’s beneficiary shall be such Director’s surviving spouse or, if there is no surviving spouse, such Director’s estate.

7.

ADMINISTRATION

The Company’s Compensation Committee shall have full and final authority to interpret this plan and to make determinations that it believes advisable for the administration of the Plan.  All decisions and determinations by the Compensation Committee shall be final and binding upon all parties.

8.

GRANDFATHER BENEFIT

In the event that the retirement benefit calculated under the terms of a Prior Plan is greater than the benefit amount under paragraph 3 herein, the eligible Director shall receive a benefit equal to such Prior Plan retirement benefit subject to the maximum provided in 4 above.

EXHIBIT A

Directors Participating in the Plan;
Benefit Service and Distribution Form

Effective as of March 17, 2008, the Directors participating in the Plan, and the Benefit Service and Distribution Form of each such Director, are as set forth below:

Director	Benefit Service	Distribution Form
Richard A. Collato	10 Years	Annual Benefit
Wilford D. Godbold, Jr.	13 Years	Lump Sum
William D. Jones	10 Years	Lump Sum (Default)
William G. Ouchi	10 Years	Annual Benefit

EXHIBIT B

1.

Definitions under Section 409A of the Internal Revenue Code

The following definitions under Section 409A of the Internal Revenue Code shall apply for purposes of the Plan.

“Code” means the Internal Revenue Code of 1986, as amended.

“Separation from Service”, with respect to a participating Director (or another Service Provider), means the  Director’s (or such Service Provider’s) (a) termination of membership on the Sempra Energy Board of Directors or (b) other termination or reduction in services, provided that such termination or reduction in clause (a) or (b) constitutes a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h).

 “Service Provider” means a participating Director or any other “service provider,” as defined in Treasury Regulation Section 1.409A-1(f).

“Specified Employee” means a Service Provider who, as of the date of the Service Provider’s “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), is a “Key Employee” of the Service Recipient any stock of which is publicly traded on an established securities market or otherwise.  For purposes of this definition, a Service Provider is a “Key Employee” if the Service Provider meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the Treasury Regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the Testing Year.  If a Service Provider is a “Key Employee” (as defined above) as of a Specified Employee Identification Date, the Service Provider shall be treated as “Key Employee” for the entire twelve (12) month period beginning on the Specified Employee Effective Date.  For purposes of this definition, a Service Provider’s compensation for a Testing Year shall mean such Service Provider’s compensation, as determined under Treasury Regulation Section 1.415(c)-2(a) (and applied as if the Service Recipient were not using any safe harbor provided in Treasury Regulation Section 1.415(c)-2(d), were not using any of the elective special timing rules provided in Treasury Regulation Section 1.415(c)-2(e), and were not using any of the elective special rules provided in Treasury Regulation Section 1.415(c)-2(g)), from the Service Recipient for such Testing Year.  The “Specified Employees” shall be determined in accordance with Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i).

“Specified Employee Effective Date” means the first day of the fourth month following the Specified Employee Identification Date.  The Specified Employee Effective Date may be changed by the Company, in its discretion, in accordance with Treasury Regulation Section 1.409A-1(i)(4).

“Specified Employee Identification Date”, for purposes of Treasury Regulation Section 1.409A-1(i)(3), shall mean December 31.  The “Specified Employee Identification Date” shall apply to all “nonqualified deferred compensation plans” (as defined in Treasury Regulation Section 1.409A-1(a)) of the Service Recipient and all affected Service Providers.  The “Specified Employee Identification Date” may be changed by the Company, in its discretion, in accordance with Treasury Regulation Section 1.409A-1(i)(3).

“Testing Year” shall mean the twelve (12) month period ending on the Specified Employee Identification Date, as determined from time to time.

2.

Compliance with and Exemption from Section 409A of the Code.

The benefits payable under this Plan are intended to comply with the requirements of Section 409A of the Code.  This Plan shall be interpreted in accordance with the applicable requirements of, Section 409A of the Code and the Treasury Regulations thereunder.  This Plan shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder (subject to the transitional relief under Internal Revenue Service Notice 2005-1, the Proposed Regulations under Section 409A of the Code, Internal Revenue Service Notice 2006-79, Internal Revenue Service Notice 2007-78, Internal Revenue Service Notice 2007-86 and other applicable authority issued by the Internal Revenue Service).  As provided in Internal Revenue Notice 2007-86, notwithstanding any other provision of this Plan, with respect to an election or amendment to change a time or form of payment under this Plan made on or after January 1, 2008 and on or before December 31, 2008, the election or amendment shall apply only with respect to payments that would not otherwise be payable in 2008, and shall not cause payments to be made in 2008 that would not otherwise be payable in 2008.  If Sempra Energy determines that any benefits that are payable under this Plan and intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, the Treasury Regulations thereunder and other applicable authority issued by the Internal Revenue Service, Sempra Energy shall amend this Plan, or take such other actions as Sempra Energy deems reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code, the Treasury Regulations thereunder and other applicable authority issued by the Internal Revenue Service.  In the case of any benefits that are payable under this Plan and intended to comply with Sections 409A(a)(2), (3) and (4) of the Code, if any provision of the Plan would cause such benefits to fail to so comply, such provision shall not be effective and shall be null and void with respect to such compensation, benefits or other payments, and such provision shall otherwise remain in full force and effect.

3.

Delayed Distribution under Section 409A of the Code.

If a participating Director is a Specified Employee on the date of such Director’s Separation from Service, any benefits under this Plan subject to Section 409A of the Code shall be delayed in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, and such benefits shall be paid to such Director during the thirty (30) day period commencing on the earlier of (a) the expiration of the six-month period measured from the date of such Director’s Separation from Service or (b) the date of such Director’s death.  Upon the expiration of the applicable six-month period under Section 409A(a)(2)(B)(i) of the Code, all payments deferred pursuant to this Section 3 shall be paid in a lump sum payment to the Director, plus interest thereon from the date of the Director’s Separation from Service through the payment date at an annual rate equal to Moody’s Rate.  The “Moody’s Rate” shall mean the average of the daily Moody’s Corporate Bond Yield Average – Monthly Average Corporates as published by Moody’s Investors Service, Inc. (or any successor) for the month next preceding the date of the Director’s Separation from Service.  Any remaining payments due under the Plan shall be paid as otherwise provided herein.

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